As filed with the Securities and Exchange Commission on July 18, 2008
Registration No. 333-152101
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
To
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Simcere Pharmaceutical Group
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
No. 699-18 Xuan Wu Avenue,
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
(86) 25 8556 6666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leiming Chen
Simpson Thacher & Bartlett LLP
35th Floor, ICBC Tower
3 Garden Road, Central
Hong Kong
(852) 2514-7600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum	Amount of
Title of each class of	Amount to be	maximum offering	aggregate	registration
securities to be registered	registered	price per share(1)	offering price(1)	fee(3)
Ordinary shares, par value $0.01 per ordinary share(2)	20,332,908 shares	$6.7925	$138,111,278	$5,428

(1)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Registrant’s ADSs on July 17, 2008 as quoted on the New York Stock Exchange, which was $13.96 per ADS (equal to $6.98 per ordinary share) and $13.21 per ADS (equal to $6.61 per ordinary share), respectively.

(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.333-141542). Each American depositary share represents two ordinary shares.

(3)	Previously paid with the registration statement filed on July 3, 2008.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus (Subject to Completion)	Dated July 18, 2008
Simcere Pharmaceutical Group
10,166,454 American Depositary Shares
Representing
20,332,908 Ordinary Shares

     This prospectus relates to the proposed sale from time to time by certain shareholders identified in the “Selling Shareholders” section in this prospectus, or the selling shareholders, of up to an aggregate of 10,166,454 American depositary shares, or ADSs, of Simcere Pharmaceutical Group, or Simcere Pharmaceutical. Each ADS represents two ordinary shares, par value $0.01 per share, of Simcere Pharmaceutical. The ADSs are evidenced by American Depositary Receipts, or ADRs. We will not receive any proceeds from the ADSs sold by any selling shareholder.
     Our ADSs are quoted on the New York Stock Exchange, or the NYSE, under the symbol “SCR.” On July 17, 2008, the last reported trading price of our ADSs on the NYSE was $13.21 per ADS.
     When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the terms of the specific issues of securities, including the offering price of the securities. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. The selling shareholders may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of these methods, on a continuous or delayed basis. The names of the underwriters will be set forth in the accompanying prospectus supplement.
     This prospectus may not be used to consummate sales of ADSs unless accompanied by a prospectus supplement.
     See “Risk Factors” beginning on page 5 to read about risks you should consider before buying the ADSs.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2008.

ABOUT THIS PROSPECTUS
     You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”
     In this prospectus, unless otherwise indicated or unless the context otherwise requires,
•	“$” and “U.S. dollars” refer to the legal currency of the United States;

•	“ADRs” refer to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” refer to our American depositary shares, each of which represents two ordinary shares;

•	“China” and the “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“ordinary shares” refer to our ordinary shares, par value $0.01 per share;

•	“RMB” and “Renminbi” refer to the legal currency of China; and

•	“we,” “us,” “our company” and “our” refer to Simcere Pharmaceutical Group, its predecessor entities and its consolidated subsidiaries.
     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a summary description of our ordinary shares. Each time the selling shareholders sell securities pursuant to the registration statement, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements that relate to our current expectations and views of future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
     In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:
•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	market acceptance of our products and product candidates;

•	our ability to effectively protect our intellectual property and trade secrets and not infringe on the intellectual property and trade secrets of others;

•	the sufficiency of our existing and future intellectual property right protections;

•	our ability to obtain regulatory approval for products that we develop;

•	our ability to successfully develop and improve products;

•	changes in the healthcare industry in China, including increased availability of funding for medical insurance coverage and the inclusion of additional medicines in the national and provincial Medical Insurance Catalogs;

•	our ability to manage our expansion of operations;

•	competition from other manufacturers of pharmaceutical products;

•	the expected growth for the pharmaceutical industry in China;

•	our ability to obtain permits and licenses to carry on our business; and

•	fluctuations in general economic and business conditions in China.
     This prospectus, any accompanying prospectus supplement and the information incorporated herein may also contain data related to the pharmaceutical market in China. These market data include projections that are based on a number of assumptions. Unlike in the United States, there is limited authoritative data on the pharmaceutical market in China, particularly on a nationwide basis. In addition, any data that is available may not be current. The pharmaceutical market in China may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the pharmaceutical market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

     The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, any accompanying prospectus supplement and the information incorporated herein completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY
     We are a leading manufacturer and supplier of branded generic pharmaceuticals in the fast growing China market. We have recently focused our strategy on the development of first-to-market generic and innovative pharmaceuticals, and have introduced a first-to-market generic anti-stroke medication under the brand name Bicun, and an innovative anti-cancer medication under the brand name Endu. We currently manufacture and sell 39 principal pharmaceutical products and are the exclusive distributor of three additional pharmaceuticals that are manufactured by independent third parties but marketed under our brand names. In addition, we have obtained approvals from the SFDA to manufacture and sell over 210 other products. As of March 31, 2008, we also had 12 product candidates in various stages of development, including treatments for cancer, cerebrovascular diseases, infections, rheumatoid arthritis, nasal allergies, nausea and vomiting associated with chemotherapy.
     Our innovative anti-cancer medication Endu has been granted an invention patent in China and was the first recombinant human endostatin injection approved for sale in China. Recombinant human endostatin is a genetically engineered protein that interferes with the growth of blood vessels to a tumor, thereby starving and preventing the growth of tumor cells. Our generic anti-stroke medication Bicun was the first edaravone injection, a type of neuroprotective pharmaceutical compound, approved for sale in China. Our generic amoxicillin granule antibiotic, marketed under the brand name Zailin, was recognized as a “China Well-Known Trademark” in 2004 and our anti-inflammatory pain relievers and analgesic drug for the treatment of rheumatoid arthritis and osteoarthritis, marketed under the brand name Yingtaiqing, was recognized as a “China Well-Known Trademark” in 2008.
     We commenced operations in March 1995 as a distributor of pharmaceutical products, and since then we have established an extensive distribution network in China that we now use to market, sell and distribute our own pharmaceutical products. We sell our products exclusively to regional distributors, who then sell them to local distributors, hospitals and retail pharmacies throughout China. Our marketing team leverages the reputation of our Simcere brand name and our well-known branded pharmaceuticals to cross-sell our other pharmaceuticals. We also have dedicated brand management, market research and sales support teams to further enhance the effectiveness of these marketing efforts.
     We employ a market-oriented approach to research and development and focus our efforts on branded generic pharmaceuticals that have the potential for gaining widespread market acceptance or are the first generic version on the market. We concentrate our research and development efforts on the treatment of diseases with high incidence and/or mortality rates and for which there is a clear demand for more effective pharmacotherapy, such as cancer and cerebrovascular and infectious diseases. Through our research and development efforts, we have introduced to the China market a sizable portfolio of branded products with significant market potential.
     On April 20, 2007, we completed our initial public offering in which we issued and sold 12,500,000 ADSs, representing 25,000,000 of our ordinary shares, and certain of our then shareholders sold 5,468,700 ADSs, representing 10,937,000 of our ordinary shares, in each case at an offering price of $14.50 per ADS. Subsequent to our initial public offering, we have engaged in several acquisitions to strengthen our product portfolio, especially as to first-to-market generic and innovative pharmaceuticals in China. In June 2007, we acquired an additional 10.0% equity interest in Shandong Simcere Medgenn Bio-Pharmaceutical Co., Ltd. to solidify our interest in Endu. In October 2007, we completed the acquisition of a 51.0% equity interest in Jilin Boda Pharmaceutical Co., Ltd., the manufacturer of the only other edaravone injection available in China in addition to our existing product Bicun, Yidasheng, which we believe allow us to capture 100% of the market for edaravone injection in China. In November 2007, we acquired 100% equity interest in Master Luck Corporation Limited, which in turns holds an 85.71% equity interest in Nanjing Tung Chit Pharmaceutical Company Limited, the manufacturer of nedaplatin injection, a chemotherapy pharmaceutical that is marketed under the brand name Jiebaishu. Furthermore, in April 2008, we acquired a 70.0% equity interest in Wuhu Zhongren Pharmaceutical Co., Ltd., a pharmaceutical manufacturer based in the PRC specializing in the production of anti-cancer implants.
     Our principal executive offices are located at No. 699-18 Xuan Wu Avenue, Xuan Wu District, Nanjing, Jiangsu Province 210042, People’s Republic of China. Our telephone number at this address is (86) 25 8556 6666.

RISK FACTORS
     Please see the risk factors set forth under the heading “Item 3. Key Information.—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering of our ADSs, before investing in any ADSs that may be offered pursuant to this prospectus.

USE OF PROCEEDS
     We will not receive any of the proceeds from the ADSs sold by the selling shareholders.

SELLING SHAREHOLDERS
     This prospectus relates to the proposed sale in the form of ADSs of an aggregate of 20,332,908 ordinary shares held by the selling shareholders named in the table below from time to time after the date of this prospectus. We are registering such shares held by the selling shareholders in the registration statement which includes this prospectus. We have no assurance that the selling shareholders will sell any of the ordinary shares registered for sale hereunder. See “Plan of Distribution.” In addition, the selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares since the date on which the information in the table below is presented. The ordinary shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of ordinary shares in the form of ADSs that the selling shareholders will sell under this prospectus. Information about the selling shareholders may change over time.

					Minimum Number of
					Ordinary Shares
			Maximum Number of		Beneficially Owned After or
	Ordinary Shares		Ordinary Shares Being		Upon Termination of the
	Beneficially Owned(1)(2)		Offered(3)		Offering(3)
Selling Shareholders:	Number	%	Number	%	Number	%
King View Development International Limited(4)	11,820,000	9.29	11,820,000	9.29	0	0.00
The Goldman Sachs Group, Inc.(5)	2,946,425	2.32	2,828,823	2.22	117,602	0.09
Right Lane Limited(6)	1,612,694	1.27	1,612,694	1.27	0	0.00
Excel Team Investments Limited(7)	1,414,412	1.11	1,414,412	1.11	0	0.00
Enspire Investments Limited(8)	1,242,567	0.98	1,242,567	0.98	0	0.00
Crystal Lena International Limited(9)	707,206	0.56	707,206	0.56	0	0.00
Premier Goal Company Limited(10)	707,206	0.56	707,206	0.56	0	0.00

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes voting or investment power with respect to the securities.

(2)	Percentage of beneficial ownership of each listed selling shareholders is based on 127,209,200 ordinary shares outstanding as of the date hereof, including 125,012,000 issued ordinary shares and 2,197,200 ordinary shares issuable upon the exercise of share options.

(3)	The selling shareholders might not sell any or all of the ordinary shares offered by this prospectus and as a result, we cannot estimate the number of the ordinary shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares covered by this prospectus will be held by the selling shareholders.

(4)	King View Development International Limited, a British Virgin Islands company and a wholly owned subsidiary of Trustbridge Partners II, L.P., a limited partnership whose general partner is TB Partners GP2, L.P. The general partner of TB Partners GP2, L.P. is TB Partners GP Limited. The address of King View Development International Limited is Unit 1206, One LuJiaZui Center, 68 Yincheng Road (C), Pudong district, Shanghai 200120 People’s Republic of China. The investment committee of Trustbridge Partners II, L.P. has voting and investment power over the shares that this shareholder beneficially owns.

(5)	Represents 2,828,823 ordinary shares obtained by The Goldman Sachs Group, Inc., or Goldman Sachs Group, through its investment in Assure Ahead Investments Limited, or Assure Ahead, a British Virgin Islands company and an investment vehicle owned by a group of financial investors who purchased our ordinary shares through a private placement in March 2006. In June 2008, Assure Ahead transferred certain of our ordinary shares it held to Goldman Sachs Group representing the proportional percentage of Goldman Sachs Group’s interest in Assure Ahead. The other ordinary shares beneficially owned by Goldman Sachs Group represent ordinary shares, or ordinary shares in the form of ADSs, as acquired in the open markets through trading or other activities by Goldman Sachs Group and fluctuates from time to time. As of July 17, 2008, such other beneficially owned ordinary shares amounted to 117,602, as represented by 58,801 ADSs. Goldman Sachs Group is a company incorporated under the laws of the state of Delaware. The address of Goldman Sachs Group is 85 Broad Street, New York, NY 10004, USA.

(6)	Right Lane Limited is a company incorporated under the laws of Hong Kong. The address of Right Lane Limited is 23/F, Lincoln House, Taikoo Place, 979 King’s Road, Quarry Road, Hong Kong.

(7)	Excel Team Investments Limited is a company incorporated under the laws of the British Virgin Islands. The address of Excel Team Investments is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(8)	Enspire Investments Limited is a company incorporated under the laws of the British Virgin Islands. The address of Enspire Investments Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(9)	Crystal Lena International Limited is a company incorporated under the laws of the British Virgin Islands. The address of Crystal Lena International Limited is Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

(10)	Premier Goal Company Limited is a company incorporated under the laws of the British Virgin Islands. The address of Premier Goal Company Limited is the Offices of Matheson Trust Company (BVI) Limited, Road Town, Tortola, British Virgin Islands.
     Goldman Sachs Group has represented to us that it is affiliated with a registered broker-dealer. Goldman Sachs Group obtained the ordinary shares to be sold by it under this prospectus through its investment in Assure Ahead, a British Virgin Islands company and an investment vehicle owned by a group of financial investors who purchased our ordinary shares through a private placement in March 2006. In June 2008, Assure Ahead transferred certain of our ordinary shares it held to Goldman Sachs Group representing the proportional percentage of Goldman Sachs Group’s interest in Assure Ahead. Goldman Sachs Group represented that it acquired such shares in the ordinary course of business and at the time of the acquisition of the shares to be resold by it under this prospectus, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

ENFORCEABILITY OF CIVIL LIABILITIES
     We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.
     However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:
•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.
     Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
     Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
     Walkers, our counsel as to Cayman Islands law, and Jiangsu Xue Jimin Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law.

     Jiangsu Xue Jimin Law Firm has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests.

DESCRIPTION OF SHARE CAPITAL
     We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below.
     As of the date of this prospectus, our authorized share capital consists of 500,000,000 ordinary shares, with a par value of $0.01 each. As of the date of this prospectus, there are 127,209,200 ordinary shares outstanding, including 125,012,000 issued ordinary shares and 2,197,200 ordinary shares issuable upon the exercise of share options.
     Our second amended and restated memorandum and articles of association will become effective upon completion of this offering. The following are summaries of material provisions of our second amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General
     All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.
Dividends
     The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
Voting Rights
     Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.
     A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.
     An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares.
Transfer of Ordinary Shares
     Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.
     Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless
•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.
     If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
Liquidation
     On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
     Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption of Ordinary Shares
     Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our second amended and restated memorandum and articles of association.
Variations of Rights of Shares
     All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Inspection of Books and Records
     Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Changes in Capital

     We may from time to time by ordinary resolutions:
•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by our second amended memorandum and articles of association; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.
     We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.
Issuance of Additional Preferred Shares
     Our second amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
     Our second amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.
     Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Actions Requiring the Approval of a Supermajority of Our Board of Directors
     Actions require the approval of a supermajority of at least two-thirds of our board of directors, including:
•	the appointment or removal of either of our chief executive officer or chief financial officer;

•	any anti-takeover action in response to a takeover attempt;

•	any merger resulting in our shareholders immediately prior to such merger holding less than a majority of the voting power of the outstanding share capital of the surviving business entity;

•	the sale or transfer of all or substantially all of our assets; and

•	any change in the number of our board of directors.
Exempted Company
     We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue negotiable or bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.
     “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We are subject to reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. We currently comply with the NYSE Rules, in lieu of following home country practice after the closing of our initial public offering. The NYSE Rules require that every company traded on the NYSE hold an annual general meeting of shareholders. In addition, our second amended and restated articles of association allow directors or shareholders to call special shareholder meetings pursuant to the procedures set forth in the articles. We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors.
Differences in Corporate Law
     The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
     Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
     When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
     If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
     We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:
•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by a special resolution that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”
Indemnification of Directors and Executive Officers and Limitation of Liability
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in Our Second Amended and Restated Memorandum and Articles of Association
     Some provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.
     However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.
Directors’ Fiduciary Duties
     Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
     As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent
     Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our second amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals
     Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
     Cayman Islands law and our second amended and restated articles of association allow our shareholders holding not less than 10.0% of the paid up voting share capital of our company to requisition a shareholder’s meeting.

As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our second amended and restated articles of association require us to call such meetings.
Cumulative Voting
     Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our second amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
     Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, directors can be removed without cause, but only by the vote of holders of two-thirds of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders, or with cause, by the ordinary resolution or the unanimous written resolution of all shareholders.
Transactions with Interested Shareholders
     The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15.0% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
     Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up
     Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our second amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.
Variation of Rights of Shares

     Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our second amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution of all shareholders.
Amendment of Governing Documents
     Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended with a special resolution at a meeting or the unanimous written resolution of all shareholders.
Rights of Non-resident or Foreign Shareholders
     There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
     Ordinary Shares. As part of a series of corporate reorganization in preparation of our initial public offering, we established State Good Group Limited, or SGG, in the British Virgin Islands on October 12, 2005. We then transferred our operating subsidiaries to SGG in March 2006. On March 28, 2006, through a private placement, SGG issued ordinary shares to one of our selling shareholders, Assure Ahead Investments Limited, a British Virgin Islands investment vehicle owned by a group of financial investors including Hony Capital II, L.P., The Goldman Sachs Group, Inc., Crystal Lena International Limited, Excel Team Investments Limited, Enspire Investments Limited, Premier Goal Company Limited and Right Lane Limited. For an aggregate consideration of $26.4 million. Upon completion of this private placement, New Good Management Limited, which is owned members of our management team, became our 69.0% shareholder and Assure Ahead Investments Limited became our 31.0% shareholder. Subsequently, we incorporated Simcere Pharmaceutical Group in the Cayman Islands as a listing vehicle on August 4, 2006. Simcere Pharmaceutical Group became our ultimate holding company when it issued an aggregate of 100,000,000 ordinary shares to then existing shareholders of SGG on September 29, 2006, in exchange for all of the ordinary shares that these shareholders held in SGG.
     Initial Public Offering. On April 20, 2007, we completed our initial public offering in which we issued and sold 12,500,000 ADSs, representing 25,000,000 of our ordinary shares, and certain of our then shareholders sold 5,468,700 ADSs, representing 10,937,000 of our ordinary shares, in each case at an offering price of $14.50 per ADS.
     Options. We have granted options to certain of our directors, officers, employees and consultants. As of June 30, 2008, options to purchase an aggregate of 10,141,200 ordinary shares of our company were outstanding. See “Management—2006 Share Incentive Plan.”
Registration Rights
     Set forth below is a description of the registration rights we granted to Assure Ahead Investments Limited, one of the selling shareholders, on November 20, 2006:
•	Demand Registration Rights. At any time commencing the earlier of November 20, 2008 or six months after our initial public offering, shares held by Assure Ahead Investments Limited or its transferees and assignees have the right to demand that we file a registration statement under the Securities Act covering the offer and sale of their securities, so long as the aggregate amount of securities to be sold under the registration statement exceeds $20.0 million. We are obligated under the registration rights agreement to use our best efforts to register our ordinary shares for resale if Assure Ahead Investments Limited makes such request. However, we are not required to provide for any payment or transfer any other consideration to Assure Ahead Investments Limited in the event of non-performance. We have the ability to delay or withdraw the filing of a registration statement for up to 90 days if we furnish to Assure Ahead Investments Limited or their transferees and assignees a certificate signed by our chief executive officer or our chairman of the board of directors stating that, board of directors determines it would be seriously detrimental to us or our shareholders for a registration statement to be filed in the near future. We are not obligated to affect such demand registrations on more than two occasions.

•	Form F-3 or S-3 Registration Rights. Upon our company becoming eligible for use of Form F-3 or S-3, Assure Ahead Investments Limited or their transferees and assignees have the right to request that we file a registration statement under Form F-3 or S-3, so long as the aggregate amount of securities to be sold under the registration statement exceeds $1.0 million. Such requests for registrations are not counted as demand registrations.

•	Piggyback Registration Rights. If we propose to file a registration statement with respect to an offering for our own account or for the account of any person that is not Assure Ahead Investments Limited or their transferees and assignees, we must offer Assure Ahead Investments Limited or their transferees and assignees the opportunity to include their securities in the registration statement. We must use our reasonable best efforts to cause the underwriters in any underwritten offering to permit any such shareholder who so requests to include their securities on the same terms and conditions as the securities of our company.

•	Expenses of Registration. We will pay all expenses relating to any demand or piggyback registration, whether or not such registrations become effective, except that shareholders shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of their securities.
     Set forth below is a description of the registration rights we granted to King View Development International Limited, one of the selling shareholders, on May 12, 2008. The registration rights were granted to cover the resale of 11,820,000 ordinary shares purchased by King View Development International Limited from New Good Management in a private sale:
•	Pursuant to the registration rights agreement entered into among us, New Good Management and King View Development International Limited on May 12, 2008, we agree to file as promptly as practicable but in any event no later than thirty (30) days after the earlier of (i) June 30, 2008 and (ii) the date on which we file our annual report on Form 20-F for the fiscal year ended December 31, 2007 with the SEC, a shelf registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 registering the resale from time to time by holders of all of the registrable securities. New Good Management will bear all costs associated with the filing of such registration statements.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
     The Bank of New York, as depositary, will register and deliver American depositary shares, also referred to as ADSs. Each ADS will represents two ordinary shares (or a right to receive two ordinary shares) deposited with the principal Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary under the deposit agreement referred to below. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.
     You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or DRS, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
     The DRS is a system administered by the Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
     As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
     The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as exhibits to the registration statement on Form F-1 (File No. 333-141539) filed with the SEC on March 23, 2007 and as amended thereafter.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.
•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may and must (if we request in writing) distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

United States securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.
     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
     The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.
How can ADS holders withdraw the deposited securities?
     You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
     You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
     You may instruct the depositary to vote the number of deposited shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to and we will notify the depositary no less than 30 days before the meeting date. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, the depositary must receive them on or before the date specified.
     Otherwise, you won’t be able to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.
     The depositary will try, in so far as practical, subject to the Cayman Islands law and the provisions of our constitutive documents, to vote the number of shares or other deposited securities represented by your ADSs as you instruct. The depositary will only vote or attempt to vote as you instruct.
     We cannot ensure that you will receive the voting materials or otherwise learn of an upcoming shareholders’ meeting in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.
Fees and Expenses

Persons depositing or withdrawing shares must pay:		For:
•	$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

		•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

•	$0.02 (or less) per ADS	•	Any cash distribution to you

•	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

•	$0.02 or less per ADSs per calendar year	•	Depositary services

•	Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

		•	Converting foreign currency to U.S. dollars

•	Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

•	Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary

•	Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

     The Bank of New York, as depositary, has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses and the New York Stock Exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors under the ADR program.
     The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing ordinary shares or surrendering ADSs or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deducting from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
Payment of Taxes
     The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes are paid. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.
Reclassifications, Recapitalizations and Mergers

If we:		Then:
•	Change the nominal or par value of our shares	•	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

•	Reclassify, split up or consolidate any of the deposited securities

•	Distribute securities on the shares that are not distributed to you	•	The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

•	Distribute securities on the shares that are not distributed to you
Amendment and Termination
How may the deposit agreement be amended?
     We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges (except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items) or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
     The depositary will terminate the deposit agreement if we ask it to do so, by notifying you at least 30 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

     After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (1) advise you that the deposit agreement is terminated, (2) collect distributions on the deposited securities, (3) sell rights and other property, and (4) deliver shares and other deposited securities upon cancellation of ADSs. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
     The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon the advice of or information from any person whom we believe in good faith to be competent to give such advice or information.
     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
     In addition, the depositary is not liable for:
•	the validity or worth of the deposited securities; and

•	failing to carry out any instructions to vote any of the ADSs.
Requirements for Depositary Actions
     Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares or other property, the depositary may require:
•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
     The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary thinks or we think that it is advisable to do so.
Your Right to Receive the Shares Underlying Your ADRs
     You have the right to cancel your ADSs and withdraw the underlying shares at any time except:
•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.
     This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
     The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:
•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or ADSs to be deposited;

•	the person to whom the pre-release is being made assigns all beneficial rights, title and interest in the shares or ADSs to the depositary, will reflect the depositary is owner of the shares or ADSs on its records, and will not take any action with respect to such shares or ADSs that is inconsistent with the transfer of beneficial ownership, other than in satisfaction of such pre-release;

•	the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate;

•	the depositary must be able to terminate the pre-release on not more than five business days’ notice; and

•	each pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate.
     In addition, the number of shares not deposited but represented by ADSs outstanding at any time as a result of pre-release will not normally exceed 30% of the shares deposited, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. The deposit agreement sets forth all of the conditions of the pre-release of the ADSs.
Direct Registration System
     In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.
     In connection with and in accordance with the arrangements and procedures relating to DRS and/or Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS and/or Profile and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

TAXATION
     The following summary of certain Cayman Islands, People’s Republic of China and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under United States state, local and other tax laws. To the extent the discussion relates to matters of Cayman Islands tax law, it constitutes the opinion of Walkers, our Cayman Islands counsel.
Cayman Islands Taxation
     The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
People’s Republic of China Taxation
     The PRC Enterprise Income Tax Law, or the EIT Law, and the implementation rules for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation rules for the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise.
     Under the EIT Law and implementation rules issued by the State Council, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our ordinary shares or ADSs might be able to claim the benefit of income tax treaties entered into between China and other countries.
United States Federal Income Taxation
     The following discussion describes certain United States federal income tax consequences to United States Holders (defined below) under present law of an investment in the ADSs or ordinary shares subsequently received in exchange for ADSs. This summary applies only to United States Holders that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date of this prospectus and on United States Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. As used herein, the term “United States Holder” means a holder of an ADS or ordinary share that is for United States federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and has one or more United States persons with the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
     The following discussion does not deal with the United States federal income tax consequences applicable to any particular investor or to persons subject to special treatment under United States federal income tax laws such as:
•	dealers in securities or currencies;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker dealers;

•	United States expatriates;

•	traders that elect the mark to market method of accounting for their securities;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, constructive sale, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10.0% or more of our voting stock; or

•	persons holding ADSs or ordinary shares through partnerships or other pass-through entities.
     If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership. If you are a partner of a partnership holding the ADSs or ordinary shares, you should consult your own tax advisors.
     The discussion below does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase of the ADSs, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of your acquisition, ownership and disposition of the ADSs or ordinary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
     The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms.
     The United States Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming, by United States investors, of foreign tax credits for United States federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate United States Holders, as described below. Accordingly, the creditabilities of PRC taxes, if any, and the availability of the reduced tax rate for dividends received by certain non-corporate United States Holders, each described below, could be affected by future actions that may be taken by the United States Treasury or intermediaries in the chain of ownership between the holder of an ADS and our company.

     ADSs
     If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.
Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares
     Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ADSs or ordinary shares (including amounts withheld to reflect PRC withholding taxes, if any) generally will be included in your gross income as foreign source dividend income on the date of actual or constructive receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other United States corporations.
     With respect to non-corporate United States investors, certain dividends received in a taxable year beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidelines indicate that our ADSs (which are listed on the New York Stock Exchange), but not our ordinary shares, are readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our shares that are represented by ADSs, but not on our shares that are not so represented, currently meet such conditions required for the reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC “resident enterprise” under PRC tax law (see discussion under “Taxation—People’s Republic of China Taxation”), we may be eligible for the benefits of the income tax treaty between the United States and the PRC, and, if we are eligible for such benefits, dividends we pay on our shares, regardless of whether such shares are represented by ADSs, would be subject to the reduced rates of taxation. We will not be a qualified foreign corporation, however, and dividends paid to you with respect to the ADSs or ordinary shares will not be eligible for the reduced rate of taxation if we are a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year. Furthermore, non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.
     In the event that we are deemed to be a PRC “resident enterprise” under PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or shares. In that case, however, you may be able to obtain a reduced rate of PRC withholding taxes under the treaty between the United States and the PRC if certain requirements are met, although no assurances can be given in this regard. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.
     To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under United States federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, a United States Holder should expect that a distribution will generally be treated as a dividend.

Taxation of Disposition of ADSs or Ordinary Shares
     Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate United States Holder, including an individual United States Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. Under that treaty, if any PRC tax were to be imposed on any gain from the disposition of the ADSs or shares, the gain may be treated as PRC-source income. You are urged to consult your tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of ADSs or shares, including the availability of the foreign tax credit under your particular circumstances.
Passive Foreign Investment Company
     Based on the current and projected composition of our income and valuation of our assets, including goodwill, we believe we were not a passive foreign investment company (a “PFIC”) for 2007, and we do not expect to become one in the future, although there can be no assurance in this regard.
     A non- United States corporation is considered to be a PFIC for any taxable year if either:
•	at least 75% of its gross income is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.
     Passive income generally includes dividends, interest, royalties, rents (other than certain royalties and rents derived in the active conduct of a trade or business), annuities and gain from assets that produce passive income. For purpose of the PFIC tests, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.
     We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, our PFIC status may be determined in large part based on the market price of our ADSs and ordinary shares which is likely to fluctuate after the offering. Accordingly, fluctuations in the market price of the ADSs and ordinary shares may result in our being a PFIC for any year. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or ordinary shares.
     If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:
•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
     The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

     Alternatively, a United States Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us.
     The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the New York Stock Exchange, or other market, as defined in applicable United States Treasury regulations. The ADSs are currently listed on the New York Stock Exchange, but no assurances can be given that the ADSs will be regularly traded for purposes of the mark-to-market election. It should also be noted that only the ADSs, and not the ordinary shares, are listed on the New York Stock Exchange. Consequently, if you are a holder of ordinary shares that are not backed by ADSs, you generally will not be eligible to make a mark-to-market election. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer treated as marketable stock or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
     Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.
     If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares.
     If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.
     You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.
Information Reporting and Backup Withholding
     Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service, unless you are an exempt recipient such as a corporation. A backup withholding tax may also apply to such payments unless you furnish a correct taxpayer identification number and make any other required certification or you are otherwise exempt from backup withholding. United States Holders who are required to certify that they are not subject to backup withholding generally must provide such certification on Internal Revenue Service Form W-9. You are urged to consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

     Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

PLAN OF DISTRIBUTION
     We are registering ordinary shares held by the selling shareholders for sale of these ordinary shares in the form of ADSs from time to time after the date of this prospectus. The selling shareholders are entitled to, and will receive, the net proceeds from sales of ADSs sold pursuant to this prospectus.
     The selling shareholders may sell all or a portion of the ADSs offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The ADSs may be sold in one or more transactions at fixed prices which may be changed, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.
     If the selling shareholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ADSs short and deliver ADSs covered by this prospectus to close out short positions and to return borrowed ADSs in connection with such short sales. The selling shareholders may also loan or pledge ADSs to broker-dealers that in turn may sell such ADSs.
     At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from or on behalf of the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the ADSs offered in this offering may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our ADSs may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that the selling shareholders will sell any or all of the ADSs registered pursuant to the shelf registration statement of which this prospectus forms a part.
     The selling shareholders and any other person participating in a distribution of the ADSs will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, or the Exchange Act which may limit the timing of purchases and sales of any of the ADSs by the selling shareholders and any other participating person. Regulation M of the Exchange Act may also restrict the ability of any person engaged in a distribution of the ADSs to engage in market-making activities, if any, with respect to our ADSs. All of the foregoing may affect the marketability of our ADSs and the ability of any person or entity to engage in market-making activities with respect to our ADSs.
     Once sold under the shelf registration statement of which this prospectus forms a part, the ADSs will be freely tradable in the hands of purchasers.

LEGAL MATTERS
     We are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to PRC law will be passed upon for us by Jiangsu Xue Jimin Law Firm. Simpson Thacher & Bartlett LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Jiangsu Xue Jimin Law Firm with respect to matters governed by PRC laws.
EXPERTS
     Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form F-3, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a registration statement on Form F-6 (File No. 333-141512) to register the ADSs. This prospectus and the accompanying prospectus supplement, which constitutes a part of the registration statement, do not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.
     We file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.
     As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to provide the depositary with our annual reports on Form 20-F, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with United States generally accepted accounting principles, or U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us. Reports and information statements and other information about us may also be inspected at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
     We incorporate by reference the documents listed below:
•	Our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed with the SEC on June 24, 2008.

•	With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.
     Our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed on June 24, 2008, contains a description of our business and consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the report thereon by our independent registered public accounting firm. These consolidated financial statements are prepared in accordance with U.S. GAAP.
     Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
No. 699-18 Xuan Wu Avenue,
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
(86) 25 8556 6666
Attention: Chief Financial Officer
     You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.
     Under the form of indemnification agreements filed as Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-141539), as amended, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
     The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 9. EXHIBITS
     The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.
ITEM 10. UNDERTAKINGS.
(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors,

officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nanjing, People’s Republic of China, on July 18, 2008.

SIMCERE PHARMACEUTICAL GROUP
By:	/s/ Jinsheng Ren
Name:	Jinsheng Ren
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Jinsheng Ren and Frank Zhigang Zhao as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on July 18, 2008.

Signature	Title

/s/ Jinsheng Ren Name: Jinsheng Ren	Chairman of the Board and Chief Executive Officer (principal executive officer)
* Name: Guoqiang Lin	Director
* Name: Hongquan Liu	Director
* Name: Gary Siu Kwan Sik	Director

Signature		Title

* Name: John Huan Zhao		Director
/s/ Frank Zhigang Zhao Name: Frank Zhigang Zhao		Chief Financial Officer (principal financial and accounting officer)
*By:	/s/ Frank Zhigang Zhao Name: Frank Zhigang Zhao Attorney-in-Fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE
     Under the Securities Act, the undersigned, the duly authorized representative in the United States of Simcere Pharmaceutical Group, has signed this registration statement or amendment thereto in Newark, Delaware, on July 18, 2008.

Authorized United States Representative
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.
4.1**	Registrant’s Form American Depositary Receipt (included in Exhibit 4.3)
4.2**	Registrant’s Specimen Certificate for Ordinary Shares
4.3**	Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder
4.4**	Registration Rights Agreement between Simcere Pharmaceutical Group, New Good Management Limited and Assure Ahead Investments Limited, dated November 20, 2006
4.5***	Registration Rights Agreement among Simcere Pharmaceutical Group, New Good Management Limited and King View Development International Limited, dated May 12, 2008
5.1†	Opinion of Walkers regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.2†	Opinion of Jiangsu Xue Jimin Law Firm regarding certain People’s Republic of China tax matters
23.1	Consent of KPMG
23.2†	Consent of Walkers (included in Exhibit 5.1)
23.3†	Consent of Simpson Thacher & Bartlett LLP
23.4†	Consent of Jiangsu Xue Jimin Law Firm (included in Exhibit 8.2)
24.1†	Powers of Attorney (included on the signature page in Part II of this registration statement)

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	Previously filed with the registrant’s registration statement on Form F-1 (File No. 333-141539), as amended, filed on March 23, 2007.

***	Previously filed with the registrant’s report on Form 20-F (File No. 001-33398) for the fiscal year ended December 31, 2007 filed on June 24, 2008

†	Previously filed with the registrant’s registration statement on Form F-3 (File No. 333-152101), as amended, filed on July 3, 2008.